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                                       Filed Pursuant to Rule 424(c)
                                       Registration No. 333-13995


                  Prospectus Supplement No. 1 Dated November 4, 1997
                       to the Prospectus Dated October 11, 1996
                                FALL RIVER GAS COMPANY


    This Prospectus Supplement No. 1 amends the number of shares of Common Stock, $0.83 1/3 par value per share, of Fall River Gas Company (the "Company") being offered for sale and reflected throughout the Prospectus. The Company is offering 29,792 shares of Common Stock, which is a decrease of 220,208 shares of Common Stock referenced in the Prospectus.

    The Company intends to make available a total of 340,000 shares of its Common Stock for public sale pursuant to the Registration Statement of the Company on Form S-2 filed with the Securities and Exchange Commission on September 18, 1997. The Company has decreased the number of shares of Common Stock being offered for sale referenced in the Prospectus in order to allow 220,208 shares to be available for offering in the public sale. Decreasing the number of shares offered for sale pursuant to the Prospectus permits the Company to complete the public offering of its shares, without the delay and expense of holding a Special Stockholders Meeting to obtain stockholder approval to increase the number of authorized shares of Common Stock. The Company intends to use the proceeds of the referenced public offer of its Common Stock to repay short-term indebtedness primarily incurred for funding of additions to property, plant and equipment. By avoiding the delay associated with holding a Special Meeting of Stockholders, the Company will avail itself of current favorable market conditions and reduce the cost associated with its short-term financings.

    By decreasing the number of shares offered for sale pursuant to the Prospectus, the Company will be able to complete the public offering of its shares in an expeditious manner. Upon completion of the public offering, the Company intends to seek Stockholder approval at its regular Annual Meeting of Stockholders in February, 1998, of an amendment to its Certificate of Incorporation to increase the number of authorized shares, and to then replenish the shares of Common Stock offered for sale pursuant to the Prospectus.

    This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus dated October 11, 1996.